UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: February 22, 2008

(Date of Earliest Event Reported)

PENN VIRGINIA CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Virginia	1-13283	23-1184320
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Three Radnor Corporate Center, Suite 300 100 Matsonford Road, Radnor, Pennsylvania	19087
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 687-8900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 22, 2008, the Compensation and Benefits Committee of the Board of Directors of the Company, with the assistance of the Compensation and Benefits Committee of the Board of Directors of PVG GP, LLC (the “PVG GP”), which is the general partner of Penn Virginia GP Holdings, L.P. (“PVG”) and an indirect wholly-owned subsidiary of the Company, and the Compensation and Benefits Committee of the Board of Directors of Penn Virginia Resource GP, LLC (the “PVR GP”), which is the general partner of Penn Virginia Resource Partners, L.P. (“PVR”) and a direct wholly-owned subsidiary of PVG, determined that cash bonuses and long-term compensation payable to executive officers of the Company in 2008 relating to their performance in 2007 on behalf of the Company, PVR and PVG are as follows:

Name and Principal Position	Cash Bonus ($)	Long-Term Compensation ($)
A. James Dearlove President and Chief Executive Officer	550,000(1)	2,000,000(1)(2)
Frank A. Pici Executive Vice President and Chief Financial Officer	220,000(1)	800,000(1)(2)
H. Baird Whitehead Executive Vice President	325,000(2)	975,000(2)
Nancy M. Snyder Executive Vice President, General Counsel and Corporate Secretary	215,000(1)	800,000(1)(2)
Keith D. Horton Co-President and Chief Operating Officer—Coal of the PVR GP	185,000(2)	400,000(2)

(1)	Messrs. Dearlove and Pici and Ms. Snyder (the “Shared Executives”) devoted professional time to the Company, PVR and PVG in 2007. The bonuses and long-term compensation reflected in the chart above include not only amounts payable by the Company to the Shared Executives in consideration for services rendered to the Company, but also amounts payable or reimbursable by PVR and PVG in consideration for services rendered to PVR and PVG. Mr. Dearlove, Mr. Pici and Ms. Snyder devoted approximately 38%, 28% and 33% of his or her professional time to PVR in 2007 and, accordingly, PVR will be responsible for reimbursing the Company for 38%, 28% and 33% of Mr. Dearlove’s, Mr. Pici’s and Ms. Snyder’s 2007-related bonus and long-term compensation. Mr. Dearlove, Mr. Pici and Ms. Snyder devoted approximately 11%, 4% and 6% of his or her professional time to PVG in 2007 and, accordingly, PVG will be responsible for reimbursing the Company for 11%, 4% and 6% of Mr. Dearlove’s, Mr. Pici’s and Ms. Snyder’s 2007-related bonus and long-term compensation.
(2)

Long-term compensation awards are expressed in dollar values, and the Company and PVR pay those awards in the form of options to purchase Company stock, restricted Company stock and restricted PVR units under the Company’s Fourth Amended and Restated 1999 Employee Stock Incentive Plan and the PVR GP’s Third Amended and Restated Long-Term Incentive Plan. The actual numbers of shares of restricted Company stock and restricted PVR units awarded are based on the New York Stock Exchange closing prices of the Company’s common stock and PVR’s common units on the dates of grant. The actual number of Company stock options awarded is based on a weighted-average value of all options granted to all classes of the Company’s employees on the date of grant using the Black-Scholes-Merton option-pricing formula. The Shared Executives will have their long-term compensation awards split between awards of Company stock options or restricted Company stock, on the one hand, and restricted PVR units, on the other hand. For each Shared Executive, the ratio of the split between Company-related long-term compensation and PVR-related long-term compensation is determined based on the amount of time such

Shared Executive devoted to each of the Company and PVG, on the one hand, and PVR on the other hand. Time devoted to PVG is included with time devoted to the Company for the purpose of splitting the type of long-term compensation awards because PVG is majority-owned subsidiary of the Company. Mr. Whitehead devoted all of his professional time to the Company in 2007 and, accordingly, the Company will be responsible for paying all of Mr. Whitehead’s 2007-related bonus and long-term compensation, which will consist of only Company stock options or restricted Company stock. Mr. Horton devoted all of his professional time to PVR in 2007 and, accordingly, PVR will be responsible for paying all of Mr. Horton’s 2007-related bonus and long-term compensation, which will consist of only restricted PVR units. The Shared Executives and Mr. Whitehead will be given the opportunity to elect with respect to Company long-term compensation awards whether to receive those awards in stock options, restricted stock or a combination of both.

On the same day, the Compensation and Benefits Committee of the Board of Directors of the Company, with the assistance of the Compensation and Benefits Committee of the Board of Directors of the PVG GP and the Compensation and Benefits Committee of the Board of Directors of the PVR GP, determined that base salaries payable to executive officers of the Company in 2008 are as follows:

Name and Principal Position	2008 Salary ($)
A. James Dearlove President and Chief Executive Officer	450,000(1)
Frank A. Pici Executive Vice President and Chief Financial Officer	275,000(1)
H. Baird Whitehead Executive Vice President	325,000(2)
Nancy M. Snyder Executive Vice President, General Counsel and Corporate Secretary	265,000(1)
Keith D. Horton Co-President and Chief Operating Officer—Coal of the PVR GP	280,000(3)

(1)	Reflects the total salaries payable to Messrs. Dearlove and Pici and Ms. Snyder in 2008. It is expected that Messrs. Dearlove and Pici and Ms. Snyder will devote some portion of their professional time to each of the Company, PVR and PVG in 2008. PVR and PVG are responsible for reimbursing the Company for that portion of each such executive officer’s salary related to the services he or she performs for PVR and PVG in 2008.
(2)	Because Mr. Whitehead devotes all of his professional time to the Company, the Company will be responsible for paying all of Mr. Whitehead’s 2008 salary.
(3)	Because Mr. Horton devotes all of his professional time to PVR, PVR will be responsible for paying all of Mr. Horton’s 2008 salary.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 26, 2008

Penn Virginia Corporation

By:	/s/ Nancy M. Snyder
Nancy M. Snyder
Executive Vice President, General Counsel and Corporate Secretary